Exhibit 23.2




                    CONSENT OF INDEPENDENT ACCOUNTANTS


          We consent to the incorporation by reference in the registration statement of Rymer Foods Inc. on Form S-8 (File No. 33-79346) and on Form S-2 (File No. 33-86062) of our report which includes an explanatory paragraph regarding the uncertainty of the Company's ability to continue as a going concern dated December 16, 1996, on our audits of the consolidated financial statements and financial statement schedule of Rymer Foods Inc. and subsidiaries as of October 26, 1996 and October 28, 1995 and for each of the two years in the period ended October 26, 1996, which report is included on page 14 in this Annual Report on Form 10-K.




                                     /s/ Coopers & Lybrand L.L.P.

          Chicago, Illinois              COOPERS & LYBRAND L.L.P.
          January 22, 1998